Exhibit 99.1

DATE: May 19, 2017

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Announces Stephen W. Bergstrom Elected Chairman of Its Board of Directors

•	Bergstrom: “Board focused on positioning Williams to deliver long-term, sustainable shareholder value and growth”

•	Current Chairman, Dr. Kathleen B. Cooper, to Chair Nominating and Governance Committee

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams” or the “Company”) today announced that Stephen W. Bergstrom has been elected Chairman of the Board, effective immediately. Mr. Bergstrom will replace Dr. Kathleen B. Cooper who will become Chair of the Board’s Nominating and Governance Committee. Dr. Cooper has served on the Williams Board since 2006.

Mr. Bergstrom joined the Williams Board in August of 2016. He has strong operational skills and a strategic understanding of the energy industry. During his tenure as president and chief executive officer of American Midstream Partners, Mr. Bergstrom led the company through a period of substantial growth while increasing its geographic and operational diversity and enhancing fee-based cash flow.

“The Williams Board and our entire organization are focused on execution of the company’s natural gas-focused business strategy and positioning Williams to deliver long-term, sustainable shareholder value and growth,” said Mr. Bergstrom. “I’m especially honored to lead a world-class board of directors committed to independence and strong corporate governance. This commitment will continue under Kathleen’s leadership of the Nominating and Governance Committee.”

Williams President and CEO, Alan Armstrong added, “I want to thank Kathleen for her superb leadership and guidance during a critical time in the company’s history. We are fortunate to have such a deeply experienced board of directors. The entire Williams team looks forward to further executing on the Board’s vision of focusing on our core natural gas business and delivering predictable returns to our shareholders. I also appreciate that the Board supports our commitment to operational excellence and continually enhancing the safety culture at Williams.”

The Williams Board of Directors consists of 11 members, ten of whom are independent.

Stephen Bergstrom

Mr. Bergstrom is a director on the board of American Midstream Partners. He served as president and chief executive officer of the general partner of American Midstream and as executive chairman of the board of directors of the general partner from May 2013 to December 2015. Mr. Bergstrom acted as an exclusive consultant to ArcLight from October 2003 to December 2015, assisting ArcLight in connection with its energy investments. Prior to his consultancy with ArcLight, Mr. Bergstrom worked from 1986 to 2002 for Natural Gas Clearinghouse, which became Dynegy Inc. Mr. Bergstrom acted in various capacities at Dynegy, ultimately serving as president and chief operating officer. Mr. Bergstrom earned a Bachelor of Science in Industrial Administration from Iowa State University.

Dr. Kathleen Cooper

Currently President of Cooper Strategies International LLC, Dr. Cooper from 2001 to 2005 served as under secretary for Economic Affairs of the U.S. Department of Commerce. Prior to that, her strategic guidance as Chief Economist of the Exxon Mobil Corporation helped drive corporate planning for this top-tier global energy company. She also serves as a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company of the Americas, subsidiaries of Deutsche Bank AG, and was a founding director of Texas Security Bank from 2008 to 2010. Earlier in her career, she was executive vice president and chief economist of Security Pacific National Bank and chief economist of the United Banks of Colorado. Currently a senior fellow of the Tower Center for Political Studies at Southern Methodist University, Dr. Cooper’s academic experience includes two years as dean of the College of Business Administration at the University of North Texas. She holds a Ph.D. degree in economics from the University of Colorado.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

# # #

2